Exhibit 99.1

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

Set forth below is summary historical consolidated financial information and other data. Certain year-over-year and period-over-period comparisons are difficult due to our merger with VLCY in late 2009 and material non-recurring and non-operational items recorded in the years presented. To assist with the year-over-year and period-over-period comparisons, we have provided below financial information presented (a) in accordance with GAAP and (b) on an adjusted basis.

Summary Historical Consolidated Financial Data

Our summary historical consolidated statement of operations and balance sheet data for and as of the years ended December 31, 2008 and 2009 have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this offering memorandum. The summary historical consolidated statement of operations and balance sheet data for and as of the interim nine-month periods ended September 30, 2009 and 2010 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this offering memorandum, which have been prepared on a basis consistent with the accounting policies used for our audited financial statements and include all adjustments which our management considers necessary for the fair presentation of our financial position and results of operations for these periods. The unaudited consolidated statement of operations for the twelve months ended September 30, 2010 are calculated by subtracting the data for the nine months ended September 30, 2009 from the data for the fiscal year ended December 31, 2009, and then adding the appropriate data for the nine months ended September 30, 2010. Our unaudited consolidated financial information for the twelve months ended September 30, 2010 is not necessarily indicative of results that may be expected for 2010. The summary consolidated financial information and other operating data set forth below should be read in conjunction with, and is qualified by reference to, “Selected Historical Consolidated Financial Information and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this offering memorandum and the audited and unaudited consolidated financial statements of our company and accompanying notes thereto included herein.

On December 8, 2009, we completed the merger with VLCY. The merger transaction was accounted for as an “acquisition” of VLCY by Cambium, as that term is used under U.S. GAAP, for accounting and financial reporting purposes under the applicable accounting guidance for business combinations. Therefore, the results of VLCY are included in our operations beginning with the December 8, 2009 merger date.

			Nine Months		Twelve Months
			Ended		Ended
	Year Ended December 31,		September 30,		September 30,
	2008	2009	2009	2010	2010
			(unaudited)		(unaudited)
	(In thousands of dollars)

Statement of Operations Data:
Net sales	$99,731	$101,048	$77,742	$132,730	$156,036
Cost of Sales:
Cost of sales	27,709	26,848	20,969	44,550	50,429
Amortization expense	15,966	17,527	12,507	21,083	26,103

Total cost of sales	43,675	44,375	33,476	65,633	76,532
Research and development expense	6,416	5,611	4,117	8,116	9,610
Sales and marketing expense	24,600	23,368	15,883	34,199	41,684
General and administrative expense	16,156	30,519	13,399	19,151	36,271
Shipping costs	2,348	1,512	1,314	2,834	3,032
Depreciation and amortization	11,453	9,723	7,103	7,022	9,642
Goodwill impairment(1)	75,966	9,105	9,105	—	—
Embezzlement and related expenses(2)	7,254	129	(195)	51	375

Total costs and expenses	187,868	124,342	84,202	137,006	177,146
Loss before interest, other income (expense) and income taxes	(88,137)	(23,294)	(6,460)	(4,276)	(21,110)
Net interest income (expense)	(18,434)	(19,477)	(14,534)	(13,460)	(18,403)
Gain from settlement with previous stockholders(3)	30,202	—	—	—	—
Loss on extinguishment of debt	(5,632)	—	—	—	—
Other income (expense), net	(981)	(698)	(359)	176	(163)

Loss before income taxes	(82,982)	(43,469)	(21,353)	(17,560)	(39,676)
Income tax benefit (expense)	13,422	7,704	5,043	(111)	2,550

Net loss	$(69,560)	$(35,765)	$(16,310)	$(17,671)	$(37,126)

Balance Sheet Data:
Cash and cash equivalents	$2,418	$13,345	$9,534	$5,838	$5,838
Working capital	15,257	15,950	19,201	6,949	6,949
Total assets	270,477	393,841	257,672	388,335	388,335
Total debt	173,402	169,905	179,431	176,375	176,375
Stockholders’/members’ equity	68,204	139,772	54,854	122,920	122,920
Other Operating Data:(4)
EBITDA(5)	$(122,636)	$(15,029)	$(5,169)	$23,829	$13,969
Adjusted EBITDA(5)	34,658	50,796	41,962	41,117	49,951
Capital expenditures	11,113	10,634	8,381	8,843	11,096
Pro forma cash and cash equivalents					9,746
Pro forma total debt					187,783
Pro forma cash interest expense					16,473
Pro forma net debt to adjusted EBITDA ratio(7)					3.6x
Adjusted EBITDA to pro forma cash interest expense ratio					3.0x

(1)	Reflects the non-cash effect of the impairment write-down of goodwill and other intangible assets as of September 30, 2009 and December 31, 2008 and 2009 resulting from a reduction in the fair value of assets.

(2)	During 2008, we discovered certain irregularities relating to the control and use of cash and certain other general ledger items which resulted from a substantial misappropriation of assets over a period of more than four years. These irregularities were perpetrated by a former employee, resulting in embezzlement losses, net of recoveries.

(3)	For fiscal 2008, we received a settlement from our previous stockholders relating to the embezzlement we suffered. For further information, see Note 3 to our Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2008 and 2009 included elsewhere in this offering memorandum.

(4)	Our historical financial statements presented in accordance with GAAP include VLCY results only for the periods subsequent to the December 8, 2009 acquisition date. Further, the net losses for both Cambium and VLCY as reported on a GAAP basis include material non-recurring and nonoperational items. We believe that the measure we refer to as Adjusted EBITDA provides useful information for investors to assess the results of the ongoing business of the combined company. “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization.

EBITDA, Adjusted EBITDA and capital expenditures included in the other operating data table are presented on a combined Non-GAAP basis including both the results of Cambium and the pre-merger period of VLCY. Adjusted EBITDA further excludes certain non-recurring and non-operational items such as costs associated with the integration of Cambium and VLCY, transaction costs to complete the merger with VLCY, goodwill impairment charges, and the non-recurring impact to net sales of the write-down of VLCY’s deferred revenue to its estimated fair value at the date of acquisition. The pro forma cash interest expense, pro forma net debt to Adjusted EBITDA ratio, and Adjusted EBITDA to pro forma cash interest expense ratio are further adjusted to give effect to the Refinancing Transactions.

(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and this measure is presented on a combined basis including both the results of Cambium and the pre-merger period of VLCY. EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that Adjusted EBITDA provides useful information to investors because it reflects the underlying performance of the ongoing operations of the combined company and provides investors with a view of the combined company’s operations from management’s perspective. Adjusted EBITDA removes significant one-time or certain non-cash items from earnings. We use Adjusted EBITDA to monitor and evaluate the operating performance of the combined company and as the basis to set and measure progress towards performance targets, which directly affect compensation for employees and executives. We generally use these non-GAAP measures as measures of operating performance and not as measures of liquidity. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of net loss as presented in the statement of operations data above to EBITDA and Adjusted EBITDA. See also the section entitled “Non-GAAP Measures” under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in this offering memorandum for further information on our Adjusted EBITDA measure.

	Year Ended		Nine Months Ended		Twelve Months Ended
	December 31,		September 30,		September 30,
	2008	2009	2009	2010	2010
			(unaudited)
	(In thousands of dollars)

Net loss	$(69,560)	$(35,765)	$(16,310)	$(17,671)	$(37,126)
Historical pre-merger net loss of VLCY	(81,504)	(34,375)	(32,430)	—	(1,945)
Combined non-GAAP EBITDA adjustments:
Depreciation and amortization	48,777	45,551	34,215	28,105	39,441
Net interest income (expense)	17,459	20,035	15,075	13,460	18,420
Other income (expense)	(23,226)	(2,581)	(595)	(176)	(2,162)
Income tax	(14,582)	(7,894)	(5,124)	111	(2,659)

EBITDA	(122,636)	(15,029)	(5,169)	23,829	13,969
Other non-recurring and non-operational costs excluded from Adjusted EBITDA:
Integration costs (a)	287	2,253	673	5,506	7,087
Legacy VLCY corporate costs (b)	18,069	2,304	2,142	835	997
Stock-based compensation expense (c)	878	216	219	778	774
Embezzlement and related expense (d)	7,254	129	(195)	51	375
Adjustments related to purchase accounting (e)	—	1,136	—	10,018	11,154
Transaction costs (f)	26	23,507	8,012	—	15,495
Goodwill impairment (g)	119,107	36,280	36,280	—	—
Lease termination costs (h)	11,673	—	—	—	—
Adjustments to CVR liability (i)	—	—	—	100	100

Adjusted EBITDA	$34,658	$50,796	$41,962	$41,117	$49,951

(a)	Costs directly associated with the integration of Cambium and VLCY, including severance and other costs incurred to achieve synergies and the cost of retention and change in control agreements directly related to the Mergers. The cost for retention and change in control agreements included was $1.6 million for the nine months ended September 30, 2010, $1.5 million for the year ended December 31, 2009 and $3.1 million for the twelve months ended September 30, 2010. Integration costs also include approximately $0.3 million in 2008 related to the closure of our IntelliTools office in Petaluma, California, representing rent and other operating costs for the Petaluma office from the time we leased a smaller facility in January 2008 until its closure.

(b)	Legacy VLCY corporate costs representing corporate costs related to legacy VLCY liabilities such as pension and severance costs for former VLCY employees. For 2008 and 2009, these also include internal costs related to VLCY’s strategic alternative process, corporate overhead costs related to the restatement of VLCY’s financial statements and the related activities for VLCY to become current with its SEC filings, and costs to transition VLCY’s corporate office from Ann Arbor, Michigan to Dallas, Texas.

(c)	Stock-based compensation expense of $0.8 million in the nine months and twelve months ended September 30, 2010 related to our outstanding options, restricted stock awards, warrants, and stock appreciation rights (SARs). Also excluded is stock compensation expense included in VLCY’s historical statements of operations of $0.2 million for the nine months ended September 30, 2009, $0.2 million for the year ended December 31, 2010 and $0.9 million for the year ended December 31, 2008.

(d)	Embezzlement costs and related expenses as described in footnote (2) above.

(e)	Under applicable accounting guidance for business combinations, an acquiring entity is required to recognize all of the assets acquired and liabilities assumed in a transaction at the acquisition date fair value. Net sales have been reduced by $1.4 million, $12.1 million and $13.5 million, respectively, for the year ended December 31, 2009, the nine months ended September 30, 2010, and the twelve months ended September 30, 2010 due to the write-down of deferred revenue to its estimated fair value as of the merger date. The write-down was determined by estimating the cost to fulfill the related future customer obligations plus a normal profit margin. Partially offsetting this impact, cost of sales and marketing expenses were reduced for other purchase accounting adjustments, primarily a write-down of deferred costs to zero at the acquisition date. During the year ended December 31, 2009, the nine months ended September 30, 2010, and the twelve months ended September 30, 2010, cost of sales were reduced by $0.1 million, $1.2 million and $1.3 million, respectively, and sales and marketing expenses were reduced by $0.1 million, $0.9 million and $1.0 million, respectively. The adjustment of deferred revenue and deferred costs to fair value is required only at the purchase accounting date; therefore, its impact on net sales, cost of sales, and sales and marketing expense is non-recurring.

(f)	External incremental costs incurred by Cambium Holdings and VLCY that are directly related to the Mergers.

(g)	Goodwill impairment charges of $9.1 million for the nine months ended September 2009 and year ended December 31, 2009 and $76.0 million for the year ended December 31, 2008 and pre-merger VLCY goodwill impairment charges of $27.2 million for the nine months ended September 2009 and year ended December 31, 2009 and $43.1 million for the year ended December 31, 2008.

(h)	Lease termination charges for the discontinuance of office space and other leases resulting from the transition of VLCY’s corporate headquarters from Ann Arbor, Michigan to Dallas, Texas.

(i)	Adjustments to the CVR liability as a result of the amendments of the Merger Agreement and the escrow agreement and the expiration of the statute of limitations on potential tax liabilities included in the estimate of the fair value of the CVRs.

(6)	Pro forma net debt is equal to pro forma total debt less pro forma cash and cash equivalents.

Summary Historical Adjusted Combined Financial Data

Set forth below is summary Non-GAAP adjusted combined financial data featuring certain income statement items. These financial results reflect Cambium and VLCY on a combined and adjusted basis as if they were combined for the years ended December 31, 2008 and 2009, the interim nine-month periods ended September 30, 2009 and 2010 and the twelve month period ended September 30, 2010. The income statement items for the twelve months ended September 30, 2010 are calculated by subtracting the data for the nine months ended September 30, 2009 from the data for the fiscal year ended December 31, 2009, and then adding the appropriate data for the nine months ended September 30, 2010. For further discussion of the financial data, see “Selected Historical Consolidated Financial Information and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this offering memorandum.

			Nine Months Ended		Twelve Months
	Year Ended December 31,		September 30,		Ended September 30,
	2008	2009	2009	2010	2010
	(unaudited)
		(In thousands of dollars)

Net sales	$198,262	$201,168	$157,326	$144,842	$188,684
Cost of sales, excluding amortization	61,470	57,764	45,800	44,633	56,597
Research and development expense	11,718	9,942	7,553	7,648	10,037
Sales and marketing expense	58,334	52,074	38,498	34,721	48,297
General and administrative expense	27,556	27,205	20,732	14,193	20,666
Shipping costs	4,526	3,387	2,781	2,530	3,136

Total adjusted costs and expenses	163,604	150,372	115,364	103,725	138,733

Adjusted EBITDA	$34,658	$50,796	$41,962	$41,117	$49,951

CAMBIUM LEARNING GROUP, INC.

Unaudited Pro Forma Condensed Combined Financial Information

On December 8, 2009, the Company acquired VLCY and its subsidiaries. The Company determined that the acquisition could capitalize upon potential strategic, operational and financial synergies to generate significant cash flow and strengthen the leadership position of Cambium and VLCY in education solutions for the pre-K-12 market. In reaching its decision to acquire VLCY, which resulted in the recognition of $44.6 million of goodwill, there were a number of reasons why the Company believed the acquisition would be beneficial. These potential benefits include:

•	Capitalizing on the complementary nature of the companies’ products to enhance certain products with minimal development costs, achieve critical mass in certain markets, facilitate the cross-selling of each other’s products to established customers, and expand sales and marketing reach.

•	Leveraging the companies’ combined implementation services and robust technological capabilities.

•	Combining two experienced management teams to spread “best practices”, attract leading authors and programs, and acquire additional product lines and business as opportunities arise.

•	Increasing sales into existing and new markets of certain products through complementary sales channels.

The following unaudited pro forma condensed combined financial statements of the Company have been prepared to give effect to the acquisition, as if the acquisition had been completed on January 1, 2009 for statement of operations purposes.

The historical financial data for Cambium and VLCY for the year ended December 31, 2009 has been derived from their respective consolidated financial statements for the period indicated. The unaudited pro forma condensed combined statement of operations of the Company should be read in conjunction with Cambium’s and VLCY’s audited financial statements incorporated by reference into this prospectus.

The acquisition was accounted for as a purchase transaction. The consolidated financial statements of the Company include the results of VLCY from December 8, 2009, the date of acquisition. The purchase price was allocated among tangible and intangible assets acquired and liabilities assumed based on fair values at the transaction date. The excess of the purchase price over the acquired tangible and intangible assets and liabilities was recorded as goodwill. The Company acquired the stock of VLCY and, therefore, the additional goodwill resulting from this transaction is not expected to be tax deductible.

The unaudited pro forma condensed combined statement of operations presented does not reflect the realization of potential cost savings, or any future integration costs. Certain cost savings may result from the acquisition; however, there can be no assurance that these cost savings will be achieved. These pro forma results do not purport to be indicative of the results that would have actually been obtained if the acquisition occurred at the beginning of the fiscal year, nor is the pro forma data intended to be a projection of future results.

CAMBIUM LEARNING GROUP, INC.

Unaudited Pro Forma Condensed Combined Financial Information
For the Year Ended December 31, 2009

	Historical
	The Company’s	VLCY’s Financial
	Financial Results	Results For the
	as Reported on	Period January 1, 2009 to	Pro Forma		Pro Forma
	Form 10-K	December 8, 2009	Adjustments		Combined
	(In thousands, except per share data)

Net Sales	$101,048	$98,728	$(11,565)	A	$188,211
Cost of sales:
Cost of sales	26,848	30,839	(666)	B	57,021
Amortization expense	17,527	16,220	(5,769)	C	27,978

Total cost of sales	44,375	47,059	(6,435)		84,999
Research and development expense	5,611	4,331			9,942
Sales and marketing expense	23,368	28,753	(871)	B	51,298
			48	D
General and administrative expense	30,519	24,740	1,640	D	34,120
			(23,507)	E
			728	F
Shipping costs	1,512	1,875			3,387
Depreciation and amortization expense	9,723	2,081	(3)	C	11,801
Goodwill impairment	9,105	27,175			36,280
Embezzlement and related expense	129	—			129

Total costs and expenses	124,342	136,014	(28,400)		231,956
Loss before interest, other income (expense) and income taxes	(23,294)	(37,286)	16,835		(43,745)
Net interest income (expense)	(19,477)	(558)	(71)	G	(20,106)
Other income (expense), net	(698)	3,279			2,581

Loss before income taxes	(43,469)	(34,565)	16,764		(61,270)
Income tax benefit	7,704	190	(7,894)	H	—

Net loss	$(35,765)	$(34,375)	$8,870		$(61,270)

Net loss per common share:
Basic net loss per common share	$(1.63)	$(1.15)			$(1.38)
Diluted net loss per common share	$(1.63)	$(1.15)			$(1.38)
Average number of common shares and equivalents outstanding:
Basic	21,994	29,904	(7,584)	I	44,314
Diluted	21,994	29,904	(7,584)	I	44,314

See accompanying footnotes to Unaudited Pro Forma Condensed Combined Financial Statements

CAMBIUM LEARNING GROUP, INC.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Note 1 —	Basis of Presentation

On December 8, 2009, the Company acquired VLCY and its subsidiaries. The acquisition was accounted for as a purchase transaction. The consolidated financial statements of the Company include the results of VLCY from December 8, 2009, the date of acquisition. Therefore this unaudited pro forma condensed combined statement of operations is presented to show the effect on the statement of operations of the Company if the transaction had been completed at the beginning of 2009.

The purchase price was allocated among tangible and intangible assets acquired and liabilities assumed based on fair values at the transaction date. The excess of the purchase price over the acquired tangible and intangible assets and liabilities was recorded as goodwill. The Company acquired the stock of VLCY and, therefore, the additional goodwill resulting from this transaction is not expected to be tax deductible.

Note 2 —	Merger Consideration

Consideration to the VLCY shareholders consisted of:

•	at the election of the stockholder, either,

•	one share of Company common stock, or

•	$6.50 in cash, limited to a maximum of $67.5 million in the aggregate and prorated in accordance with the merger agreement;

•	plus, regardless of the election made,

•	an amount in cash equal to the amount of certain tax refunds specified in the merger agreement and received by VLCY prior to the closing of the acquisition (reduced by the amount of the VLCY tax refunds contractually required to be placed in escrow at closing), divided by the total number of shares of VLCY common stock outstanding immediately prior to the effective time of the acquisition; plus

•	a Contingent Value Right (“CVR”) to receive cash in an amount equal to the aggregate amount of specified tax refunds received after the closing of the acquisition and various other amounts deposited in escrow on or after the closing date, reduced by any payments to be made under the escrow agreement entered into in connection with the acquisition, with respect to agreed contingencies, a potential working capital adjustment and allowed expenses, divided by the total number of shares of VLCY common stock outstanding immediately prior to the effective time of the acquisition.

Additionally, under the merger agreement, share-based awards held by employees of VLCY were required to be converted into rights or options for shares of the Company with the same terms and conditions that were applicable to the rights or options for VLCY shares. Therefore, in accordance with applicable accounting guidance for business combinations, the fair value, prior to conversion, of replacement equity awards issued for pre-combination services at the date of acquisition is included in the calculation of the purchase price.

The following represents the components of the purchase price:

(In thousands)

Cash paid to shareholders making the cash election	$67,499
Cash paid to shareholders for specified tax refunds	15,523
Fair value of shares of Company issued to shareholders	76,907
Fair value of equity awards converted at acquisition	22
Fair value of the Contingent Value Rights	9,617

Total consideration	$169,568

At the time of the merger, the fair value of the CVR was $9.6 million and subsequent changes to the fair value do not impact the purchase price as they occur outside of the measurement period. As of September 30, 2010, a fair value of $8.6 million has been recorded as a liability for the remaining CVR payments and $1.1 million has been distributed to the escrow agent for distribution to holders of the CVRs. The ultimate value of the CVRs is not known at this time; however, it is not expected to be more than $11 million and could be as low as the $1.1 million already distributed. The determination of fair value of the CVRs involves significant assumptions and estimates regarding the likelihood, amount and timing of cash flows related to the elements of the CVRs. Future changes in the estimate of the fair value of the CVRs will impact results of operations and could be material.

As of September 30, 2010, restricted assets in an escrow account for the benefit of the CVRs were $4.0 million. The escrow account funds include $3.0 million deposited by VLCY related to potential liabilities arising under Section 280G of the Internal Revenue Code for Mr. Surratt, currently a director of the company and formerly President and Chief Executive Officer of VLCY. If any excise taxes are triggered by payments made by VLCY to Mr. Surratt in connection with the change in control of VLCY, a “gross-up” payment to make Mr. Surratt whole for any federal excise tax imposed on any change in control or severance payments or benefits received by Mr. Surratt will be made. To the extent not previously distributed to Mr. Surratt within the applicable period specified in the escrow agreement (i.e., before October 15, 2013), portions of the 280G escrow fund may, under certain circumstances, be distributed by the escrow agent to the rights agent for distribution to the holders of the CVRs.

In connection with the acquisition, VSS-Cambium Holdings III, LLC, the sole stockholder of Cambium, received a total of 24,339,024 shares of the Company’s common stock. Those shares include 3,846,154 shares issued to VSS-Cambium Holdings III, LLC in exchange for a $25 million capital contribution made by VSS-Cambium Holdings III, LLC to the Company immediately prior to the effective time of the acquisition. The number of shares held by VSS-Cambium Holdings III, LLC as a result of the acquisition represents approximately 55.5% of the total number of shares of the Company’s common stock outstanding upon completion of the acquisition.

Also in connection with the completion of the acquisition, the Company issued to VSS-Cambium Holdings III, LLC a warrant to purchase shares of the Company’s common stock (the “Holdings Warrant”). As of September 30, 2010, the Holdings Warrant was exercisable for 526,834 shares of the Company’s common stock at an exercise price of $0.01 per share. The Holdings Warrant expires on December 8, 2014. The number of shares of common stock issuable pursuant to the Holdings Warrant may increase in the future upon the occurrence of certain events described below. The number of shares of common stock issuable under the Holdings Warrant is based upon the calculation of three separate amounts, described herein as the Cambium Specified Asset Recoupment Amount, the Additional Share Amount and the Formula Amount. The 526,834 shares currently exercisable represent 71,604 shares originating from the Cambium Specified Asset Recoupment Amount and 455,230 shares originating from the Formula Amount, which are summarized as follows:

•	The Cambium Specified Asset Recoupment Amount is based upon the net amount of recoveries that the Company receives or received on and after June 1, 2009, including periods after the effective time of the acquisition, with respect to the embezzlement matter that was discovered in April 2008. As of September 30, 2010, the Company has received net recoveries of approximately $1.0 million with respect to this matter, although the actual amount of net recoveries that the Company will ultimately receive is not known at this time. The Cambium Specified Asset Recoupment Amount equals 0.45 multiplied by the quotient of the aggregate net recoveries divided by $6.50. Therefore as of September 30, 2010, 71,604 shares are exercisable under the Holdings Warrant related to the Cambium Specified Asset Recoupment Amount. In accordance with applicable accounting guidance for distinguishing liabilities from equity, this award is recorded as a liability in the other liabilities line on the balance sheet and measured at fair value. The initial recording and any subsequent increases in the value of the award attributable to embezzlement recoveries is recorded to embezzlement loss on the income statement. Subsequent changes in fair value are recorded to other income or expense. The warrant was valued at $0.2 million on September 30, 2010 with the Black-Sholes pricing model. Due to the low exercise price of the warrants, the model assumptions do not significantly impact the valuation.

•	The Additional Share Amount is calculated over a period commencing at the effective time of the acquisition with VLCY and Cambium and ending two years thereafter. The Additional Share Amount will equal the number of shares of VLCY common stock, if any, that are surrendered upon consummation of the VLCY acquisition in excess of the sum of the 29,874,145 shares that were known to be outstanding plus the number of shares of VLCY common stock that are issued upon the exercise of options known to be outstanding, provided that the maximum Additional Share Amount is capped at a maximum of 145,000 shares and provided, further, that an adjustment to the number of shares VSS-Cambium Holdings III, LLC received in connection with the merger of Cambium was not already made under the terms of the merger agreement. Following completion of the merger with VLCY, 29,999 shares of VLCY common stock in excess of 29,874,145 shares were surrendered and, pursuant to the merger agreement, the number of shares of the Company’s common stock issuable to VSS-Cambium Holdings III, LLC was adjusted to increase the number of shares it received. At the effective time of the merger with VLCY all outstanding stock options were terminated. Thus, the Company does not believe that the Holdings Warrant shall be issuable with respect to any shares relating to the Additional Share Amount.

•	The Formula Amount adds shares to the Holdings Warrant only if, prior to completion of the acquisition with Cambium and VLCY, equity cure payments were made under Cambium’s existing credit agreements, debt was retired under those agreements or payments were made to obtain default-related waivers under those agreements. The only applicable event was an equity cure payment of $3.0 million made in August 2009 (see Note 14). The Formula Amount equals the equity cure payment of $3.0 million divided by $6.50, or 455,230 shares. Thus, 455,230 shares of the Company’s common stock are currently exercisable under the Holdings Warrant with respect to the Formula Amount. In accordance with applicable accounting guidance for distinguishing liabilities from equity, this award is recorded to equity with the offset going against the capital contribution made to affect the debt cure.

The Company also granted VSS-Cambium Holdings III, LLC, and funds managed or controlled by VSS, a subscription right that permits them to purchase, at any time and from time to time until December 8, 2011, a number of shares of common stock up to the lesser of:

•	7,500,000 shares of common stock (subject to adjustment in the event of any dividend, stock split, combination or similar recapitalization event); or

•	the number of shares of common stock that VSS-Cambium Holdings III, LLC and funds managed or controlled by VSS may purchase from time to time during the 24-month subscription period for an aggregate purchase price of $20,000,000 (based upon the per share purchase price described below).

The purchase price per share in connection with the subscription rights is equal to 90% of the volume weighted average price of the Company’s common stock measured over the ten-trading-day period immediately preceding the issuance and sale of the shares of our common stock.

Note 3 —	Purchase Price Allocation

The following represents the allocation of the purchase price:

(In thousands)

Cash and cash equivalents	$73,325
Accounts receivable	10,883
Income tax receivable	4,713
Inventory	11,687
Other current assets	11,919
Property, plant and equipment	3,216
Intangible assets	50,249
Curriculum in development	909
Other assets	11,891
Accounts payable and accrued expenses	(14,835)
Deferred revenue	(21,774)
Capital lease obligations	(187)
Other liabilities	(17,075)
Goodwill	44,647

Total net assets acquired	$169,568

Identifiable intangible assets resulting from the purchase price allocation total $50.2 million and consist of the following:

	Intangible
	Assets	Useful Life
	(In thousands)

Curriculum and technology	42,700	7 years
Customer relationships	5,380	7 years
Tradenames and trademarks	2,169	15 years

Valuations were established giving consideration to the three basic approaches to value with the method or methods applied for each asset depending on the nature of the asset and the type and reliability of information available for the analysis and were based upon the Company’s projected revenue growth assumptions through each asset’s estimated useful life. Discounted cash flows were based upon the Company’s weighted-average cost of capital of 25% and an estimated effective tax rate of 38%. Curriculum and technology and customer relationships were valued using a form of the income approach known as the excess earnings method. Tradenames and trademarks were valued using a form of the income approach known as the relief-from-royalty method.

Curriculum and technology are amortized using an accelerated method of amortization over the expected useful life of seven years based on management’s expectations of the period of time the existing curriculum and core methodology would contribute to future cash flows, taking into consideration the historic patterns of curriculum upgrade and replacement.

Customer relationships are amortized on a straight-line basis over their expected useful life of seven years, based on management’s expectations of the period of time the existing customer base would contribute to future cash flows, taking into consideration historical attrition rates and management’s understanding of the industry.

Tradenames and trademarks are amortized on a straight-line basis over their expected useful life of 15 years, based on management’s expectations of the period of time the existing tradenames and trademarks would add value to VLCY’s operations, taking into consideration their history and length of use as well as name recognition in the industry.

Goodwill is calculated as the excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed. This amount represents the value of the assembled and trained workforce, access to capital markets, reduced financial leverage and potential to reduce cost of funds, benefits of economies of scale, increased market share and other expected financial and operational synergies.

Note 4 —	Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined statement of operations has been prepared as if the acquisition was completed on January 1, 2009 and reflects the following pro forma adjustments:

(A) Adjustment to reflect the impact of the purchase price accounting reduction in deferred revenue. To calculate this adjustment, deferred revenue obligations for online access existing as of January 1, 2009 were written down by 56%, which is consistent with the purchase accounting adjustment made at the December 8, 2009 acquisition date. The resulting adjustment reflects the difference between revenue recognized from the historical deferred revenue balance at January 1, 2009 and revenue that would have been recognized had a fair value adjustment been made to the deferred revenue balance at January 1, 2009.

(B) Adjustment to reflect the impact of the purchase price accounting reduction in deferred costs. To calculate this adjustment, deferred costs existing as of January 1, 2009 were written down to zero, which is consistent with the purchase accounting adjustment made at the December 8, 2009 acquisition date. The resulting adjustment removes the impact of costs recognized from the historical deferred cost balance at January 1, 2009.

(C) Adjustment to reflect the impact of the purchase price accounting adjustments to intangible assets on amortization expense. The pro forma amortization expense was calculated based on the asset values, amortization methods and useful lives assigned in the purchase price allocation described in Note 3.

		Calculated	Historical
		Amortization for	Amortization for	Adjustment for
	Amortization	Year Ended	Year Ended	the Year Ended
	Method and	December 31,	December 31,	December 31,
	Useful Life	2009	2009	2009
	(In thousands)

Cost of sales — amortization expense:
Curriculum and technology	Sum of years digits - 7 years	$10,675	$16,444	$(5,769)
Depreciation and amortization expense:
Customer relationships	Straight-line - 7 years	769	540	229
Tradenames and trademarks	Straight-line - 15 years	144	376	(232)

		$913	$916	$(3)

(D) Adjustment to record the effect of payments of contractual obligations, severance, retention, and other payments that became payable as a result of the merger that also had subsequent service requirements on the Unaudited Pro Forma Condensed Combined Statement of Operations. There were $2.5 million of change in control payments which have been or will be recorded in the Company’s financial statements, $0.8 million is already reflected in the Company’s historical financial results for the year ended December 31, 2009. Since all of these payments have service requirements of one year or less, the remaining $1.7 million that will be recognized in the company’s 2010 financial results is reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2009.

(E) Adjustment to eliminate merger costs. Merger costs included in the historical statement of operations for the year ended December 31, 2009 were $10.3 million for VLCY and $13.2 million for Cambium.

(F) Adjustment to reflect changes to employment agreements and options issued at the effective date of the acquisition. David F. Cappellucci is a party to an employment agreement with Cambium, dated April 12, 2007, which was amended on June 26, 2009 to, among other things, assign the agreement to the Company at the effective time of the acquisition. Among other things, Mr. Cappellucci’s agreement provided that his then current annual salary of $220,000 change to an annual base salary of $395,000, and that he be granted options to purchase 600,000 shares of the Company’s common stock under the 2009 Incentive Plan at the effective time of the acquisition. Also, the following executives were granted options to purchase shares of the Company’s common stock under the 2009 Incentive Plan at the effective time of the acquisition: Ronald Klausner for options to purchase 750,000 shares; Brad Almond for options to purchase 250,000 shares; John Campbell for options to purchase 300,000 shares; and George Logue for options to purchase 250,000 shares.

The stock options granted to Mr. Klausner, Mr. Cappellucci and the other executives vest ratably, daily for Mr. Klausner and Mr. Cappellucci and annually for the other executives, over a four-year period, subject to earlier vesting upon a change of control of the Company. Seventy-five percent of these options have a per-share exercise price of $4.50 and 25% have an exercise price equal to $6.50.

This pro forma adjustment for the year ended December 31, 2009 represents the additional annual expense associated with these employment agreements, including (1) estimated annual stock-based compensation expense of $0.6 million less $0.1 million already recorded in 2009 and (2) an increase in Mr. Cappellucci’s annual salary of $0.2 million.

No pro forma adjustment has been provided for equity awards issued subsequent to the acquisition date.

(G) Adjustment to reflect the estimated interest income lost as a result of the $58.0 million of cash used in the purchase price consideration, which is equal to the cash paid to shareholders making the cash election of $67.5 million plus the cash paid for specified tax refunds of $15.5 million and net of the cash contributed by Cambium’s sole shareholder of $25.0 million. The interest rate assumed, 0.1% for the year ended December 31, 2009, is the average of the 4 and 13 week daily Treasury bill rates for the applicable period, since these were the typical rates of return on VLCY’s excess cash at the time.

(H) Adjustment to reflect the estimated pro forma combined income tax benefit at an effective rate of 0% for the year ended December 31, 2009. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income, taxable income in prior carryback years, loss carryforward limitations, and tax planning strategies in assessing whether deferred tax assets will be realized in future periods. After consideration of these factors, management believes it is more likely than not that a portion of the deferred tax assets will not be realized. Thus, a valuation allowance was established and there would have been no significant benefit or expense for the year ended December 31, 2009.

(I) Adjustment to reflect the Company’s total shares outstanding after the completion of the acquisition, calculated as follows (in thousands):

Shares issued to existing Cambium stockholder	20,493
Additional shares issued for $25 million capital contribution made immediately prior to closing by the Cambium stockholder	3,846
Shares issued to former VLCY stockholders	19,520
Shares issuable under the Holdings Warrant for the Formula Amount	455

Total shares outstanding at the acquisition date for purposes of the weighted-average share calculation	44,314
Less:
Average shares outstanding per VLCY 2009 statement of operations	29,904
Average shares outstanding per Cambium 2009 statement of operations	21,994

Decrease to average shares outstanding for the pro forma condensed combined statement of operations	(7,584)